Filed Pursuant to
                                                       Rule 424(b)(3)
                                                   File No. 333-82391



                         PRICING SUPPLEMENT NO. 7 DATED
                        SEPTEMBER 6, 2001 TO PROSPECTUS
                      DATED AUGUST31, 2000 AND PROSPECTUS
                        SUPPLEMENT DATED AUGUST 31, 2000
                           BOEING CAPITAL CORPORATION
                          Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated August 31, 2000 as amended and supplemented by the Prospectus Supplement dated August 31, 2000 (the "Prospectus").

Aggregate Principal Amount:    $140,000,000

Original Issue Date
 (Settlement Date):            September 17, 2001

Stated Maturity Date:          September 17, 2003

Base Rate:                     LIBOR

Index Currency:                U.S. Dollars

Designated LIBOR Page:         LIBOR Telerate Page 3750

Spread:                        Plus 3 basis points

Initial Interest Rate:         Base Rate adjusted by Spread, as determined on
                               September 13, 2001

Index Maturity:                Three months

Interest Payment Dates:        Commencing December 17, 2001 and thereafter
                               on the 17th calendar day of each March, June, September and December up to and including the Maturity Date

Interest Reset Period:         Quarterly

Calculation Agent:             Bankers Trust Company

Interest Reset Dates:          The 17th calendar day of each March, June,
                               September and December

Interest Determination Dates:  The second London Business Day preceding each
                               Interest Reset Date

Type of Notes Issued:          [X] Senior Notes       [ ] Fixed Rate Notes
                               [ ] Subordinated Notes [X] Floating Rate Notes

Optional Redemption:           [ ] Yes
                               [X] No

Form of Notes Issued:          [X] Book-Entry Notes
                               [ ] Certificated Notes

CUSIP Number:                  09700WDQ3


                               PURCHASE AS AGENTS

        This Pricing Supplement relates to $140,000,000 aggregate principal amount of Notes that are being purchased, as Agents, in the amount of $130,000,000 by J.P. Morgan Securities Inc. and $10,000,000 by Banc One Capital Markets, Inc. (together, the "Agents"). Net proceeds payable by the Agents to Boeing Capital Corporation (the "Company") will be 99.903% of the aggregate principal amount of the Notes or $139,864,200 before deduction of expenses payable by the Company. In connection with the sale of the Notes, the Agents may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .097% or $135,800.